As filed with the Securities and Exchange Commission on December 6, 2010
     Registration File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TERRA NOVA ROYALTY CORPORATION
(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction	(I.R.S. Employer
Identification No.)
Suite #1620 — 400 Burrard Street, Vancouver, British Columbia, Canada V6C 3A6
(Address of registrant’s principal executive office)
2008 EQUITY INCENTIVE PLAN
(Full title of the plan)
C T Corporation System
111 Eighth Avenue, New York New York, 10011
(212) 590-9332
(Name, address and telephone number of agent for service)
Copies to:
H.S. Sangra
Sangra Moller LLP
1000 Cathedral Place, 925 West Georgia Street
Vancouver, B.C. V6C 3L2
(604) 662-8808
     Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 126-2 of the Securities Exchange Act of 1934, as amended. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered(1)	per share(2)	offering price(2)	registration fee(2)
Common Shares	1,500,000	$8.19	$12,285,000	$875.92

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) this registration statement also covers an indeterminate number of additional common shares that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of common shares.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act based on the average of the high and low prices of the common shares as reported on the New York Stock Exchange on November 30, 2010, a date within five business days of the filing of this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
          The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I will be delivered to the participants in the 2008 Equity Incentive Plan covered by this Registration Statement on Form S-8 (the “Registration Statement”) as required by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “SEC”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
          The following documents filed by Terra Nova Royalty Corporation (the “Registrant”) with the SEC are hereby incorporated by reference in this registration statement:
          (a) Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed on March 26, 2010;
(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2009; and
(c) The description of the Registrant’s common shares under the caption “Description of Securities Being Distributed — Common Shares” in the prospectus filed with the SEC on July 29, 2010, which forms part of the registration statement on Form F-10, as amended (333-168375).
          All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities
          Not applicable.
Item 5. Interests of Named Experts and Counsel
          Not applicable.
Item 6. Indemnification of Directors and Officers
          Under the Business Corporations Act (British Columbia) (the “BCBCA”), the Registrant may indemnify an eligible person against all eligible penalties to which the eligible person is or may be liable and, after the final disposition of an eligible proceedings, pay the expenses actually and reasonably incurred by the eligible person with respect to that proceeding. An eligible person includes an individual who is or was a director or officer of the Registrant, is or was a director or officer of another corporation either at the request of the Registrant or when that other corporation is or was an affiliate of the Registrant, or an individual who, at the request of the Registrant, is or was, or holds or held a position equivalent to, a director or officer of a partnership, trust, joint venture or other unincorporated entity, as well as such individual’s heirs and legal representatives. An eligible penalty includes a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding. An eligible proceeding is any legal proceeding or investigative action, whether current, threatened, pending or completed, in which an eligible person or any of his heirs or legal representatives is an actual or potential party or has actual or potential liability by virtue of his being or having been a director or officer or something equivalent of the Registrant or an affiliate thereof. Expenses for which an eligible person may be indemnified include costs and charges, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding.
          Except in the case of certain prohibited indemnifications, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party with respect to the proceeding if the eligible party has not been reimbursed for those expenses and is at least substantially successful on the merits and otherwise in the outcome.
          The Articles of the Registrant provide that the directors of the Registrant must cause the Registrant to indemnify its directors and former directors, and their respective heirs and personal or other legal representatives to the greatest extent permitted by Division 5 of Part 5 of the BCBCA. Pursuant to the Articles, each director is deemed to have contracted with the Registrant on the foregoing terms.
          Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy in the United States, as expressed in the Securities Act, and is therefore unenforceable.
Item 7. Exemption from Registration Claimed
          Not applicable.
Item 8. Exhibits

Exhibit Number	Exhibit

4.1	2008 Equity Incentive Plan

5.1	Opinion of Sangra Moller LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Sangra Moller LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement)
Item 9. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that, paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada on the 6th day of December, 2010.

TERRA NOVA ROYALTY CORPORATION
By:	/s/ Michael J. Smith
Michael J. Smith
Chairman, Chief Executive Officer and President

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Smith as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and sign any registration statement (or amendment thereto) for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of this Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	Title:	Date:

/s/ Michael J. Smith Michael J. Smith	Chairman, Chief Executive Officer, President and Interim Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	December 6, 2010

/s/ Robert Ian Rigg

Robert Ian Rigg	Director	December 6, 2010

/s/ Dr. Shuming Zhao

Dr. Shuming Zhao	Director	December 6, 2010

/s/ Indrajit Chatterjee

Indrajit Chatterjee	Director	December 6, 2010
AUTHORIZED REPRESENTATIVE
          Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States on December 6, 2010.

/s/ Michael J. Smith
Michael J. Smith
Chairman, Chief Executive Officer and President

          EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	2008 Equity Incentive Plan

5.1	Opinion of Sangra Moller LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Sangra Moller LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement)